Exhibit 1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of December 12, 2019, by and between MAJESCO LIMITED, an Indian company having its registered office at MNDC, MBP-P-136, Mahape, Navi Mumbai 400710, Maharashtra, India (“Acquiror”), and MASTEK (UK) LIMITED, whose registered office is at Pennant House, 2 Napier Court, Napier Road, Reading, RG1 8BW and which is registered in England and Wales with registered number 2731277 (“Seller”).

RECITALS:

WHEREAS, Seller owns 2,000,000 shares (the “Shares”) of the issued and outstanding common stock, par value $0.002 per share, of MAJESCO, a California corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Acquiror, and Acquiror wishes to purchase from Seller, the Shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Article 1

PURCHASE OF STOCK

1.1. Purchase of Stock. On the terms and subject to the conditions hereinafter set forth, at the Closing (as defined below), Acquiror shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Acquiror, the Shares, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions (other than restrictions of general applicability imposed by federal or state securities laws) (“Liens”).

1.2. Purchase Price. As full payment for Seller’s right, title and interest in the Shares and for Seller’s agreements contained herein, Acquiror shall pay to Seller the sum of dollars fifteen million nine hundred forty thousand dollars ($15,940,000) (the “Purchase Price”), based on the closing price of common stock of the Company, on the NASDAQ on December 11, 2019.

1.3. Closing. The consummation of the purchase and sale of the Shares (the “Closing”) shall be deemed effective within seven working days from the date of signing of the Agreement or at such other time as Seller and Acquiror may mutually agree upon, orally or in writing.

1.4. Deliveries. At the Closing:

(a) Seller shall (or shall cause its brokerage firm to) deliver electronically to Acquiror’s securities account at American Stock Transfer & Trust Company (Account no. 0000010002) the Shares against which Acquiror shall pay the Purchase Price to Seller in cash in immediately available funds; and

(b) Acquiror shall pay the Purchase Price to Seller in cash in immediately available funds to the bank account, details of which are mentioned below.

Name of the Bank: Lloyds Bank

Address: Bristol Branch, 58, Queens Road, Clifton, Bristol, BS8 1RQ

Account Number: 11617966

SWIFT Code: LOYDGB21159

IBAN Number - GB11LOYD30921311617966

Sort Code: 309213

VAT Registration: 849750580

1.5. Legal cost & expenses. Acquiror and Seller shall each bear their own legal costs and other associated expenses of the purchase and sale of the Shares.

Article 2

REPRESENTATIONS AND WARRANTIES

2.1. By the Seller. Seller hereby represents and warrants each of the following to Acquiror:

(a) Capacity. Seller has the corporate power and authority to enter into, and to satisfy all of its obligations under, this Agreement and any other agreements or instruments required to be executed by it in connection with this Agreement.

(b) Due Execution. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

(c) Ownership of Shares. Seller is the record and beneficial owner of the Shares, free and clear of all Liens. Such Shares are duly authorized, validly issued, fully paid and non-assessable. Seller has not granted or assigned any rights in or with respect to such Shares to any third party, and there are no outstanding contracts, commitments, agreements, understandings or arrangements of any kind relating to the Shares other than those set forth in this Agreement.

(d) Absence of Violations. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or result in, whether at present or with the giving of notice and/or the passage of time, a violation, breach or default under (1) any agreement, contract, covenant, lease or other instrument to which Seller is a party or by which it is bound, (2) any statute, regulation or ordinance to which Seller is subject, or (3) any judgment, order, decree or other requirement of law by which Seller is bound.

(e) No Reliance. Seller has had the opportunity to ask questions of, and receive answers from, Acquiror or an agent or a representative of Acquiror concerning the terms and conditions of the purchase of the Shares. In entering into, executing and delivering this Agreement, Seller is not relying upon any representation or warranty made by Acquiror, the Company, their directors, officers, employees, agents, or representatives other than the representations and warranties made by Acquiror in this Agreement.

2.2. By Acquiror. Acquiror hereby represents and warrants to Seller as follows:

(a) Capacity. Acquiror has the corporate power and authority to enter into, and to satisfy all of its obligations under, this Agreement and all other agreements and instruments required to be executed by it in connection with this Agreement.

(b) Due Execution. This Agreement has been duly authorized, executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror, enforceable against Acquiror in accordance with its terms.

(c) Absence of Violations. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or result in, whether at present or with the giving of notice and/or the passage of time, a violation, breach or default under (1) any agreement, contract, covenant, lease or other instrument to which Acquiror is a party or by which it is bound, (2) any statute, regulation or ordinance to which Acquiror is subject, or (3) any judgment, order, decree or other requirement of law by which Acquiror is bound.

(d) Access to Information. Acquiror acknowledges that it has received all documents, books, records and information pertaining to the Company as are material to Acquiror’s decision relating to the purchase of the Shares. Acquiror has had the opportunity to ask all questions relating to the Company that it deems necessary.

(e) Accredited Investor. Acquiror is (i) an “accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and (ii) acquiring the Shares solely for its own benefit and account and not with a view to or for re-sale in connection with a public offering or distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.

(f) Restrictions on Transfer. Acquiror acknowledges and agrees that it must bear the economic and financial risk of an investment in the Shares for an indefinite period of time because the sale of the Shares to Acquiror will not be registered under the Securities Act and applicable state securities laws in reliance on Acquiror’s representations in this Agreement and the Shares may only be resold pursuant to a registration under the Securities Act or an exemption therefrom.

(g) No Reliance. Acquiror has had the opportunity to ask questions of, and receive answers from, Seller or an agent or a representative of seller concerning the terms and conditions of the purchase of the Shares. In entering into, executing and delivering this Agreement, Acquiror is not relying upon any representation or warranty made by Seller, the Company, their directors, officers, employees, agents, or representatives other than the representations and warranties made by Seller in this Agreement.

Article 3

INDEMNIFICATION BY SELLER

3.1. Survival. The indemnification obligations set forth in this Article 3 shall survive the Closing.

3.2. Indemnification by Seller. Seller shall indemnify and hold harmless the Company, Acquiror and their present and future officers, directors, employees, agents and representatives, and their respective successors and assigns (the “Company Group”), from and against any and all third party claims, causes of action, suits, complaints, demands, liabilities, damages, losses, debts, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs), whether present, conditional or contingent and whether known or unknown (collectively, “Claims”), that are made against or sustained by any member of the Company Group that arise directly from any breach or misrepresentation by Seller of a covenant or warranty set forth in Section 2.1 of this Agreement.

3.3 Indemnification by Acquiror. Acquiror shall indemnify and hold harmless Seller and its present and future officers, directors, employees, agents and representatives, and its respective successors and assigns (the “Seller Group”), from and against any and all Claims that are made against or sustained by any member of the Seller Group that arise directly from any breach or misrepresentation by Acquiror of a covenant or warranty set forth in Section 2.2 of this Agreement.

Article 4

GENERAL PROVISIONS

4.1. Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto. This Agreement may not be amended or modified except in writing signed on behalf of all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

4.2. Further Assurances. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

4.3. Choice of Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of New York without giving effect to provisions thereof regarding conflict of laws.

4.4. Dispute Resolutions. American Arbitration Association (“AAA”) under the Rules of Arbitration of AAA (“AAA Rules”), in force at the relevant time. Where this Section applies, any party interested in the dispute may by notice in writing (“Arbitration Notice”) to the other party/ies refer the dispute for arbitration under the AAA Rules.

(a) The arbitral tribunal will consist of one (1) arbitrator agreed by the parties interested in the dispute, in writing, within ten (10) business days of deemed receipt of the Arbitration Notice. If the parties interested in the dispute fail to mutually agree on the arbitrator within the aforesaid timeline, within two (2) further business days, each party interested in the dispute shall nominate one (1) arbitrator each and such nominated arbitrators shall comprise the arbitral tribunal, provided always that: (y) parties interested in the dispute who are Affiliates must nominate only one (1) arbitrator between them; and (z) in the event that, following nomination of the arbitrators, the arbitral tribunal comprises of an even number of arbitrators, then an additional arbitrator shall be appointed by AAA in accordance with the AAA Rules, as soon as reasonably practicable and in any event within three (3) business days. “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(b) The seat of the arbitration will be New York, New York. The governing law of the arbitration shall the same as that set forth in Section 4.3. The arbitration must be conducted in English and in confidence. The parties interested in the dispute must procure that the determination of the sole arbitrator (or the determination of the arbitral tribunal where there is more than one arbitrator) is given in writing and sets out the reasons for the determination. The determination of the sole arbitrator (or the determination of the arbitral tribunal where there is more than one arbitrator) shall be final and binding on all parties for all purposes and, the parties waive any and all rights to appeal to the courts, to the extent that such waiver can validly be made. Each party must bear its own costs in connection with any dispute, provided however that: (i) all interim expenses or fees payable to arbitrators or institutions conducting an arbitration must be shared equally by the parties interested in the dispute (and to the extent that where more than one party to the dispute are Affiliates, they shall be deemed to be one party for the purposes of allocation of such interim expenses); and (ii) insofar as the rules of the arbitration permit, the sole arbitrator (or the arbitral tribunal where there is more than one arbitrator) may award costs as part of his, her or its determination, in which case such determination will (notwithstanding the foregoing) prevail.

(c) Notwithstanding any provision of this Section4.4, nothing in this Section 4.4 prevents any party from applying to a court of competent jurisdiction: (i) for injunctive relief, a preservation order or seek other interim relief; or (ii) to seek enforcement and judgement on any arbitral award or determination made under this Agreement.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

4.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or PDF and upon such delivery, the facsimile or PDF signature, as applicable, will be deemed to have the same effect as if the original signature had been delivered to the other parties.

4.6. Third Parties. Other than the Company and the other persons referenced in Section 3.2, who are all intended third party beneficiaries of Section 3.2 of this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the signatories to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the first date written above.

ACQUIROR:

MAJESCO LIMITED

By:	/s/ Farid Kazani
Name:	Farid Kazani
Title:	Managing Director & Group CFO

SELLER:

MASTEK (UK) LIMITED

By:	/s/ John Owen
Name:	John Owen
Title:	Group Chief Executive Officer